CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 22, 2016, relating to the financial statements and financial highlights of Walthausen Select Value Fund, for the year ended January 31, 2016, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus for Class R6 and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
October 27, 2016